Exhibit 19.1

NU RIDE INC.

INSIDER TRADING POLICY

Nu Ride Inc. (the “Company”) has adopted this Insider Trading Policy (this “Policy”) both to satisfy its obligation to prevent insider trading and to help the persons subject to this Policy avoid the severe consequences associated with violations of the insider trading laws. The Policy also is intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with the Company.

Scope of Policy

Persons Covered. This Policy applies to all directors, officers, and employees of the Company, as well as agents, consultants and contractors to the Company who have access to “material nonpublic information,” as well as their Family Members and Controlled Entities.

“Family Members” include a person’s spouse or life-partner, parents, stepparents, children, stepchildren, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, and brothers- and sisters-in- law and anyone residing in the home of the director, officer, or employee of the Company (other than a tenant or employee).

“Controlled Entities” include any legal entities controlled by a person, such as any corporations, partnerships, or trusts.

Securities Covered. Although it is most likely that the “material, nonpublic information” a person subject to this Policy possess will relate to the common stock of the Company, the Company may from time-to-time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to all transactions in the securities of other entities, including tenants or suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.

Statement of Policy

No Trading on “Material, Nonpublic Information.” If a person subject to this Policy possesses “material, nonpublic information” relating to the Company, its subsidiaries or any other entity, such person may not (a) purchase, sell or otherwise transact in securities of the Company or such other entity, (b) direct any other person to purchase, sell or otherwise transact in such securities or (c) disclose the information to anyone outside the Company.

Material, Nonpublic Information. “Material, nonpublic information” is information that is not generally available to the public that could affect the market price of a security and which a reasonable investor would regard as important in deciding whether to buy, sell or hold the security. Either positive or negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Common examples of material information are:

●	a dividend increase or decrease, a change in dividend policy or the declaration of a dividend;

●	financial and operational results from a previously completed quarter or year;

●	forecasts, estimates or projections of earnings or results of operations for current or future periods;

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●	news of a pending or proposed merger, acquisition, tender offer, divestiture or disposition of significant assets;

●	actual or threatened major litigation, or the resolution of such litigation;

●	major events regarding securities, including the declaration of a stock split or the offering of additional securities (debt or equity);

●	new major contracts, tenants, or finance sources, or the loss thereof;

●	a change in auditors or notification that an auditor report can no longer be relied upon;

●	financial liquidity problems; or

●	major cybersecurity risks or incidents, including vulnerabilities and breaches.

This list is not exhaustive; other types of information may be material at any particular time, depending on the circumstances. Keep in mind that any review of a person’s transactions will be completed after the fact, with the benefit of hindsight. If a person subject to this Policy is unsure whether information is material, he or she should consult the General Counsel1 or its designee before making any decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates or assume that the information is material.

Public Information. Information is considered to be available to the public only when it has been released to the public through appropriate channels (for example, by means of a press release, a publicly accessible conference call or a governmental filing) and enough time has elapsed to permit the investment market to absorb and evaluate the information. As a general rule, information is considered absorbed and evaluated after the completion of the second trading day after the information is released.

Improper Disclosure. The Company has authorized only certain individuals to publicly release material, nonpublic information. Unless a person subject to this Policy is explicitly authorized to do so, such person must refrain from discussing material, nonpublic information with anyone outside the Company. If such information is improperly disclosed to outsiders, the Company may be forced to release it publicly. For example, an improper disclosure which results in a news story about a pending acquisition may require public release of plans that could upset the transaction. Therefore, a person subject to this Policy should avoid discussing such information in public and should ensure that documents containing sensitive information about the Company are secure and are not distributed improperly.

“Blackout” Periods

A “blackout” period is a period during which a person subject to this Policy may not execute transactions in Company securities. Please bear in mind that even if a blackout period is not in effect, at no time may such person trade in Company securities if such person is aware of material, nonpublic information about the Company. For example, if the Company issues a quarterly earnings release and a person subject to this Policy is aware of other material, nonpublic information not disclosed in the earnings release, such person may not trade in Company securities.

1 For purposes hereof, General Counsel means the general counsel of the Company or the principal outside counsel of the Company in consultation with the Chief Executive Officer of the Company.

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Event-Specific Blackout Periods. The Company reserves the right to impose trading blackout periods from time to time when, in the judgment of the Company, a blackout period is warranted. A blackout period may be imposed for any reason, including the Company’s involvement in a material transaction, the anticipated issuance of interim earnings guidance or other material public announcements. The existence of an event-specific blackout period may not be announced or may be announced only to those who are aware of the transaction or event giving rise to the blackout period. If a person subject to this Policy is made aware of the existence of an event-specific blackout period, such person should not disclose the existence of such blackout period to any other person. Individuals that are subject to event-specific blackout periods will be contacted when these periods are instituted from time to time.

Pension Fund Blackout Periods. The Sarbanes-Oxley Act of 2002 prohibits all purchases, sales, or transfers of Company securities by directors and officers of the Company during a “pension fund blackout period.” A pension fund blackout period exists whenever 50% or more of the participants in a Company benefit plan are unable to conduct transactions in their Company common stock accounts for more than three consecutive business days. These blackout periods typically occur when there is a change in the benefit plan’s trustee, record keeper or investment manager. Individuals that are subject to these blackout periods will be contacted when these periods are instituted from time to time.

Hardship Exceptions. If a person subject to this Policy has an unexpected and urgent need to sell Company securities to generate cash such person may, in appropriate circumstances, be permitted to sell Company securities during a blackout period. Hardship exceptions may be granted only by the General Counsel or its designee and must be requested at least two business days in advance of the proposed transaction.

Other Trading Restrictions

The Company considers it improper and inappropriate for persons subject to this Policy to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, transactions in Company securities by such persons are subject to the following guidance.

Short Sales. Persons subject to this Policy may not engage in short sales of Company securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery). In addition, Section 16(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prohibits directors and executive officers from engaging in short sales.

Publicly Traded Options. Persons subject to this Policy may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.

Standing Orders. Standing orders (except under approved Rule 10b5-1 plans, see below) that extend beyond the date the order is placed should not be used. A standing order placed with a broker to sell or purchase stock at a specified price leaves persons with no control over the timing of the transaction. A standing order transaction executed by the broker when a person subject to this Policy is aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when such person did not possess material, nonpublic information.

Margin Accounts and Pledges. A person that holds securities in a margin account or that are pledged as collateral may not have control over these transactions as the securities may be sold at certain times without such person’s consent. In addition, a margin or foreclosure sale that occurs when a person subject to this Policy is aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Persons subject to this Policy who desire to place Company securities in a margin account, pledge Company securities as collateral for a loan or modify an existing margin account or pledge arrangement must submit a written request for approval of the proposed transaction or modification to the General Counsel or a designee thereof at least two weeks prior to the proposed transaction. The General Counsel shall have the sole discretion in determining whether to approve a margin or pledge transaction submitted for pre-approval and there is no assurance that approval will be granted.

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Hedges and Monetization Transactions. Persons subject to this Policy may not engage in hedging or monetization transactions, through transactions in Company securities or through the use of financial instruments designed for such purpose. Such hedging and monetization transactions may permit a person to own Company securities, but without the full risks and rewards of ownership. When that occurs, the person may no longer have the same objectives as the Company’s stockholders generally.

Transactions Under Company Benefit Plans

The U.S. insider trading laws also restrict the ability of persons subject to this Policy to engage in certain transactions under the Company’s benefit plans, as described below:

Incentive Plan. Persons subject to this Policy may be granted stock-based compensation awards, including restricted stock units. Such persons may not, however, sell in the open market any Company stock granted under such compensation plan during any blackout period that applies to such person or while such person possesses material, nonpublic information. This Policy does not apply to the exercise of a tax withholding right pursuant to which a person subject to this Policy elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock; provided that such exercise is subject to the pre-clearance procedures set forth below under the caption “Pre-Clearance Procedures.”

Rule 10b5-1 Plans

Transactions in Company securities under a plan that complies with Rule 10b5-1 under the Exchange Act are not subject to the prohibition on trades during blackout periods or the prohibition on trading while being aware of material, nonpublic information described above.

In general, a Rule 10b5-1 plan must be entered into before the employee is aware of material, nonpublic information and may not be adopted during a blackout period. Once the plan is adopted, the employee must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. In addition, the plan must either specify (including by formula) the amount, pricing, and timing of transactions in advance or delegate discretion on those matters to an independent third party. The Company requires that the adoption, modification or early termination of Rule 10b5-1 plans be approved in writing and in advance by the Company’s General Counsel or its designee.

Pre-Clearance Procedures

All persons subject to this Policy may not engage in any transaction involving Company securities without first obtaining pre-clearance of the transaction from the General Counsel or its designee.

A request for pre-clearance should be submitted to the General Counsel or its designee at least two business days in advance of the proposed transaction. A request for pre-clearance should contain a description of the proposed transaction, the date of the proposed transaction and the number of securities involved in the transaction. The General Counsel or its designee are under no obligation to approve a transaction submitted for pre-clearance and may determine not to permit the transaction.

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If pre-clearance is granted, such pre-clearance is effective only for two business days and if the transaction is not executed during that period, another request for pre-clearance must be submitted in accordance with the procedures set forth above unless an exception is granted or the pre-clearance approval has been revoked by oral or written notice. The General Counsel or its designee may not execute a transaction in Company securities unless the Chief Executive Officer or its designee has approved the transaction(s) in accordance with the procedures set forth above.

Notwithstanding receipt of pre-clearance, if the requesting person becomes aware of material, nonpublic information or becomes subject to a blackout period before the transaction is effected, the transaction may not be completed.

This pre-clearance procedure is designed to prevent violations of Section 16(a) and Section 16(b) of the Exchange Act. Section 16(a) of the Exchange Act requires that certain transactions in Company securities must be reported on Form 4 and filed with the Securities and Exchange Commission (the “SEC”) within two business days following the date of the transaction. This Policy requires not only pre-clearance of transactions in Company securities, but also advance notification of sufficient details of the transaction to give the Company time to prepare and file the required reports within the applicable deadline. To ensure that the Company has sufficient time to prepare and file the Form 4 with the SEC, all directors and officers who have been designated as “officers” for purposes of Section 16 under the Exchange Act (collectively with the directors, the “Section 16 Reporting Persons”) must report the details of the transaction to us at least by the close of business on the date the transaction occurred. Due to the short, two-business day period in which to file the reports, the Company may have the Form 4 executed and filed with the SEC on your behalf using the power of attorney that you have granted to the Company for this purpose. Please contact the Company immediately if you believe there may be any errors in a filing.

Section 16(b) provides that Section 16 Reporting Persons are liable to the Company for any “short- swing profits” resulting from a non-exempt purchase and sale, or sale and purchase, of Company securities that occur within a period of less than six months. The SEC may cause the Company to contribute these disgorged profits into a public fund to be used for restitution to the victims of such violations. Compliance with Section 16(a), Section 16(b) and other restricted trading periods is the responsibility of each Section 16 Reporting Person.

Post-Termination Transactions

If persons subject to this Policy are aware of material, nonpublic information when such person’s employment or service relationship terminates, such person may not trade in Company securities until that information has been publicly released.

The Consequences of Insider Trading

Individuals who trade on material nonpublic information (or tip information to others) can be subject to an array of civil and criminal penalties. Violations are taken very seriously by the SEC, the federal agency responsible for enforcing the law in this area. Potential sanctions include:

●	disgorgement of profits gained or losses avoided and interest thereon;

●	significant fines and imprisonment; and

●	a bar from acting as an officer or director of a publicly traded company.

These penalties can apply even if the individual is not a director or officer of the Company.

In addition to the potentially severe civil and criminal penalties for violation of the insider trading laws, violation of this Policy may result in disciplinary action by the Company, up to and including termination of employment. A conviction or finding of liability for insider trading can also result in individuals being banned generally from employment in the securities or financial industries or other employment, and even a mere allegation of insider trading can result in severe harm to professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws.

For a company (as well as possibly any supervisory person) that fails to take appropriate steps to prevent illegal trading, a civil penalty and criminal fine may be imposed as a result of an employee’s violation. There are also likely to be shareholder lawsuits and adverse publicity arising from such illegal conduct.

Last approved by the Board on March 26, 2025

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